Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SKAGIT STATE BANCORP, INC.

ARTICLE I

The name of this corporation shall be and is SKAGIT STATE BANCORP, INC.

ARTICLE II

The principal office and place of business of this corporation shall be located in Burlington, County of Skagit, State of Washington.

ARTICLE III

The purpose for which the corporation is organized is to carry on such activities as are permitted to corporations under applicable law.

ARTICLE IV

SECTION  4.1.       The number of shares of stock which the corporation is authorized to issue is Five Million (5,000,000), all of which are of one class of voting common stock with no par value per share.

SECTION  4.2.       The corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders, but subject to the requirements of applicable law.

ARTICLE V

The period of existence of this corporation shall be perpetual.

ARTICLE VI

Holders of shares of all classes of the capital stock of the corporation shall have the preemptive right to acquire unissued shares of capital stock of the corporation, whether now or hereafter authorized, and to acquire any obligations issued or sold which are convertible into stock of the corporation, subject to such other rights, if any, as the Board of Directors, in its discretion, may from time to time determine, and at such price as the Board of Directors may from time to time fix.

ARTICLE VII

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote.  Such votes may not be cumulated.

ARTICLE VIII

The Board of Directors shall have full power to adopt, alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws.  Nothing herein, however, shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

ARTICLE IX

The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington.  All rights of shareholders are granted subject to this reservation.

ARTICLE X

SECTION  10.1.     The Board of Directors shall consist of not fewer than five (5) nor more than eleven (11) individuals.  The exact number shall be determined by resolution of the Board of Directors.

SECTION  10.2.     Commencing with the 2006 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes:  Class 1, Class 2, and Class 3, which shall be as nearly equal in number as possible.  Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of shareholders in 2007; each initial director in Class 2 shall hold office until the annual meeting of shareholders in 2008; and each initial director in Class 3 shall hold office until the annual meeting of shareholders in 2009; and in each case until their successors are duly elected and have qualified or until their earlier resignation, removal from office or death.

The initial Board of Directors of this corporation shall be composed of seven directors.  The names of the persons who, as directors, are to manage the corporation until the first annual meeting of its shareholders and until their successors are elected and shall qualify are:

Class 1 Term expires 2007 Michael E. Pegram Daniel R. Peth Gerald W. Christiansen	Class 1I Term expires 2008 Cheryl R. Bishop B. Marvin Andal	Class II1 Term expires 2009 Michael F. Janicki Richard N. Nelson

SECTION  10.3.     No director may be removed from office without cause except by a vote of 66-2/3% of the shares then entitled to vote at an election of directors.  Except as otherwise provided by law, cause for removal shall exist only if the Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the director whose removal is proposed.

ARTICLE XI

SECTION  11.1.     Defined Terms.  As used in this Article:

(a)           “Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

(b)           “Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

(c)           “Director” shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.

(d)           “Officer-director” shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint ventured trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.

(e)           “Subsidiary corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

SECTION  11.2.     Liability of Directors.  No director, officer-director, former director or former officer-director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of this section (as set forth in section 11.10) unless the conduct is finally adjudged to have been egregious conduct, as defined herein.

SECTION  11.3.     Indemnification of Directors.  The corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the corporation or of any subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein.  The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification.  All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

SECTION  11.4.     Procedure.  No action by the Board of Directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.

SECTION  11.5.     Internal Claims Excepted.  Notwithstanding section 11.3, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any claim against the corporation (except a claim based on section 11.6) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

SECTION  11.6.     Enforcement of Rights.  The corporation shall indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.

SECTION  11.7.     Set-off of Claims.  Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation’s claim adjudicate the person’s entitlement to indemnification by the corporation.

SECTION 11.8 - Continuation of Rights.  The indemnification rights provided in this Article shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.

SECTION 11.9 - Effect of Amendment or Repeal.  Any amendment or repeal of this Article shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

SECTION 11.10 - Effectiveness and Severability of Provisions.  Each of the provisions of this Article shall be effective upon the filing of these Articles of Incorporation with the Washington Secretary of State.  Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

ARTICLE XII

To the extent not inconsistent with applicable state and federal banking laws, the corporation may enter into a contract and otherwise transact business as vendor, purchaser, or otherwise, with its directors, officers and shareholders, and with corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or shareholder may be necessary to obligate the corporation upon such contract or transaction; and in the absence of fraud, no such contract or transaction shall be avoided and no such director, officer or shareholder shall be held liable to account to the corporation, by reason of such adverse interest or any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that the nature of the interest of such director, officer or shareholder though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors or shareholders of the corporation, at a meeting thereof, at which such contract or transaction is authorized or confirmed.  A general notice that a director, officer or shareholder of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director, officer or shareholder with respect to all contracts and transactions with that corporation, association, firm or entity.

ARTICLE XIII

To the extent authorized by applicable law, the corporation may use its unreserved and unrestricted capital surplus to purchase its own shares and may, from time to time, distribute to its shareholders cash or property out of its capital surplus.

ARTICLE XIV

SECTION  14.1.     For purposes of this Article:

(a)           An interested shareholder transaction means any transaction between a corporation, or any subsidiary thereof, and an interested shareholder of such corporation or an affiliated person to an interested shareholder, that must be authorized pursuant to applicable law by a vote of the shareholders.

(b)           An interested shareholder:

(1)           includes any person or group of affiliated persons who beneficially own twenty percent or more of the outstanding voting shares of a corporation.  An affiliated person is any person who either acts jointly or in concert with, or directly or indirectly controls, is controlled by, or is under common control with another person; and

(2)           excludes any person who, in good faith and not for the purpose of circumventing this Article, is an agent, custodial bank, broker, nominee, or trustee for another person, if such other person is not an interested shareholder under Section 14.1(b) (1) of this Article.

Except as provided in Section 14.3 of this Article, an interested shareholder transaction must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 14.2, or if any class of shares is entitled to vote thereon as a class, then by the affirmative vote of two-thirds of the shares of each class entitled to be counted under this Section 14.2 and of the total shares entitled to be counted under this Section 14.2.  All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 14.2, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have approved a transaction for purposes of this Section 14.2.  The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether a transaction is approved under other provisions of applicable law and for purposes of determining a quorum.

SECTION  14.2.     This Article shall not apply to a transaction:

(a)           Approved by a majority vote of the Board of Directors.  For such purpose, the vote of directors whose votes are otherwise entitled to be counted under the Articles of Incorporation and applicable law who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as a director as a result of an arrangement with an interested shareholder and first elected as a director within twenty-four months of the proposed transaction, shall not be counted in determining whether the transaction is approved by such directors; or

(b)           In which a majority of directors whose votes are entitled to be counted under Section 14.3(a) determines that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by any interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares of the same class within twenty-four months of the proposed transaction.

SECTION  14.3.     This Article may be amended or repealed only by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 14.4.  All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 14.4, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have voted to approve the amendment or repeal.  The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether the amendment or repeal is approved under other provisions of applicable law and for purposes of determining a quorum.

SECTION  14.4.     The requirements imposed by this Article are to be in addition to, and not in lieu of, requirements imposed on any transaction by any provision of applicable law, or any other provision of the Articles of Incorporation, or the Bylaws or otherwise.

ARTICLE XV

The Board of Directors of this corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of this corporation and its subsidiaries and on the communities in which this corporation and its subsidiaries operate or are located.

ARTICLE XVI

The name and street address of the initial registered agent of this corporation are Skagit State Bank, 301 E Fairhaven Avenue, Burlington, WA 98233.

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IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hands this 12th day of January, 2006.

/s/ Stephen M. Klein
Stephen M. Klein
Assistant Secretary of G&D Inc., Incorporator
2801 Alaskan Way, Suite 300
Seattle, WA 98121